REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Trustees of
Miller/Howard High Income Equity Fund:

We have previously audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statement of assets and liabilities of Miller/Howard High Income Equity Fund (the “Fund”), including the schedule of investments, as of October 31, 2016, and the related statement of operations, statements of changes in net assets, statement of cash flows and the financial highlights for each of the two periods in the period ended October 31, 2016, and have issued our report on those financial statements and financial highlights dated December 19, 2016, appearing in the Fund’s annual report on Form N-CSR for the year ended October 31, 2016 and incorporated by reference in the Pre-Effective Amendment No. 2 to Registration Statement No. 333-220004 on Form N-2 (the “Prospectus”).

In our opinion, the information set forth under the heading “Senior Securities” for each of the two years in the period ended October 31, 2016 appearing on page 35 of the Prospectus is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

/s/ Deloitte & Touche LLP
Milwaukee, WI
October 17, 2017